Exhibit 10.1

EMPLOYMENT AGREEMENT

                Agreement, made this 3rd day of November, 2004, by and between Cyberkinetics, Inc., a Delaware corporation (the "Company") and Timothy R. Surgenor (the "Executive").

                Whereas, the parties wish to set forth their understanding and agreement regarding the employment of the Executive by the Company.

                Whereas, the Executive is currently President and Chief Executive Officer of the Company and the Company desires to continue to benefit from the Executive's knowledge, experience, and abilities, and to ensure the Executive's present and continued employment and service to the Company as President and Chief Executive Officer and to compensate him therefor.

                Now therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Section 1.       Employment Services.

                During the Employment Period (as defined herein), the Executive will serve as the Company's President and Chief Executive Officer, and will have such duties and responsibilities as would normally attach to those positions, including such duties and responsibilities as are customary among persons employed in similar capacities for similar companies, subject to the authority of the Board of Directors of the Company (the "Board"). The Executive will faithfully and diligently carry out his duties and responsibilities and comply with all of the reasonable and lawful directives of the Board, to which the Executive will report. The Executive will, if so elected, serve as a director of the Company and an officer or director of any subsidiary or affiliate of the Company without compensation in addition to that provided in this Agreement. For purposes of this Agreement, an "affiliate" of the Company means any corporation, limited partnership, limited liability company or other entity engaged in the same business as the Company, or a related business, and which is controlled by or is under common control with the Company.

Section 2.       Term.

                The Company shall employ the Executive, and the Executive accepts such employment, continuing from the date first above written and ending at such time as this Agreement has terminated under the provisions of Section 5 hereof (the "Employment Period").

Section 3.       Performance.

                During the Employment Period, the Executive shall devote his best efforts and all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its affiliates and will not engage in consulting work or in any other trade or business for his own account or for or on behalf of any other person, firm or corporation without the written consent of the Board of Directors in each case, which shall not be granted if any such activity, in the opinion of the Board of Directors, competes, conflicts or interferes with the performance of his duties hereunder in any material way.

Section 4.       Compensation and Benefits.

(a)	Salary. For services to the Company rendered by the Executive in any capacity during the Employment Period, including without limitation, services as a manager, officer, director or member of any committee of the Company or of any subsidiary, affiliate or division thereof, the Company will pay or cause to be paid to the Executive a base salary at the rate of not less than $244,400 per annum (or such higher amount as the Compensation Committee of the Board may establish from time to time). The Executive's base salary for any partial year will be prorated based upon the number of days elapsed in such year. The Executive's base salary will be payable periodically in accordance with the Company's customary payroll practices for its executives. Such base salary shall be reviewed at least annually after the end of each fiscal year, starting with the fiscal year ending December 31, 2004, and may be increased based on the Executive's performance, but not decreased, by the Board of Directors of the Company (or the Compensation Committee thereof) in its discretion, to be effective in the first pay period of the ensuing January, starting with January 2005. The term "base salary" shall not include any payment or other benefit which is denominated as or is in the nature of a bonus, incentive payment, profit-sharing payment, performance share award, stock option, stock appreciation right, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to the Executive as income.

(b)	Annual Performance Bonus. The Executive will be eligible to receive an annual cash performance bonus of up to $100,000 (the "Annual Performance Bonus"). The Compensation Committee shall consider and make a bonus determination not later than 60 days after the end of each fiscal year during the Employment Period, starting with the fiscal year ending December 31, 2004. Bonus awards shall be based upon the performance by the Executive as measured against objective and reasonable criteria mutually agreed and approved in advance by the Executive, and the Compensation Committee of the Board of Directors, which criteria but shall be set forth in Schedule 1 to this Agreement. To the extent that less than all of the criteria are achieved, the Executive shall be paid a pro rata percentage of the Annual Performance Bonus.

(c)	Other Benefits. In addition to the compensation described in this Section 4, and such other amounts not constituting base salary as may be provided to the Executive from time to time by the Board, the Executive will be entitled during the Employment Period to participate in any retirement plans, bonus plans, welfare benefit plans and other employee benefit plans of the Company that may be in effect from time to time with respect to executives of the Company generally, to the extent the Executive is eligible under the terms of those plans. Executive shall also be entitled to 15 days of paid vacation per year. The Company shall also reimburse the Executive for all reasonable and necessary business expenses incurred by him in the course of performing his duties hereunder.

(d)	Definitions. An "IPO" shall mean the initial underwritten public offering and sale of the Company's Common Stock registered under the Securities Act of 1933. A "Sale" shall mean the sale of all or substantially all of the Company's assets, a merger or combination with or into another entity, unless such merger or combination does not result in a change in ownership of the Company's voting securities of more than 50%, or the sale or transfer of more than 50% of the Company's voting securities, but shall exclude the pending transactions with Trafalgar Ventures Inc.

(e)	Accelerated Vesting of Stock Options. That, subject to completion of the Merger, upon any later sale, merger, or other transaction resulting in a change in control of Trafalgar or any successor entity (the "Surviving Entity") in which the per share consideration to be received by the stockholders of the Surviving Entity is equivalent to at least $6 per share, all options to purchase shares of the Corporation's Common Stock issued and outstanding immediately prior to the effective date of the Merger (which options shall be converted into options to purchase shares of common stock of Trafalgar as a result of the Merger) shall vest and become exercisable immediately prior to such sale, merger or other change of control transaction. For purposes of this resolution a change of control shall be deemed to occur upon: (1) any sale or exchange of greater than 50% of the voting interest of the Surviving Entity; (2) any merger of the Surviving Entity with an unaffiliated third party in which the Surviving Entity does not survive the merger; or (3) any sale of all or substantially all assets of the Surviving Entity.

Section 5.       Termination.

                The Executive's employment hereunder shall terminate under the following circumstances:

(a)	Death or Disability. This Agreement shall terminate upon the death or disability of the Executive. "Disability" shall mean that the Executive is no longer able to perform the essential functions of the President and Chief Executive Officer of the Company for a continuous period of six (6) months or a total of nine (9) months in any one-year period. If any question arises as to whether the Executive has been so disabled, the

Executive shall submit to an examination by a physician mutually acceptable to the Board of Directors of the Company and the Executive and following such examination, the physician shall submit to the Company and to the Executive a report in reasonable detail setting forth his or her opinion as to whether the Executive was so disabled. Such report shall for the purposes of this Agreement be conclusive of the issue. Notwithstanding the foregoing, in the event of a disability (as defined above), the Company shall take no action that violates the applicable provisions of the Americans With Disabilities Act. If this Agreement terminates due to the death or disability of the Executive, the Company shall promptly pay to the Executive's estate or to the Executive any and all amounts then owed to the Executive, including all accrued salary, vacation pay, other benefits, and any applicable portion of the Annual Performance Bonus.

(b)	Termination by the Company without Cause. The Company may at any time by action of a majority of the entire membership of its Board of Directors terminate the Executive's employment without Cause (as defined below) by giving the Executive notice of the effective date of termination (which effective date may be the date of such notice) (the "Date of Termination"). A voluntary termination by the Executive within (i) ninety (90) days before or (ii) twelve (12) months after a Sale of the Company and after (x) the Company has materially reduced the Executive's status or responsibilities, reduced the Executive's salary, relocated the Company's corporate offices more than 50 miles from its current location, or breached any provision of this Agreement or ( y) the successor to the Company in such Sale fails to assume the Company's obligations under this Agreement (each a "Deemed Termination Event") will be deemed to be termination by the Company without Cause. The Executive will provide thirty (30) days prior written notice to the Company of any such voluntary termination by reason of a Deemed Termination Event, and during such 30-day period the Company shall have an opportunity to cure the Deemed Termination Event. If a cure is effected within such 30-day period, the provisions of this Section 5(b) shall no longer be applicable with respect to the Event so cured. If the Executive terminates his employment due to a Deemed Termination Event, 100% of any unvested options granted hereunder that, absent such termination, would have otherwise vested in the 18-month period following the date of termination shall immediately vest and be exercisable. If the Company shall terminate the Executive without Cause hereunder, the Company shall have the obligation to pay the Executive the following:

(1) Any and all amounts owed to the Executive through the Date of Termination, including all accrued salary, vacation pay, and any other benefits.

(2)	Each month for a period of eighteen (18) months following the Date of Termination (the "Severance Period"), the Company shall pay the Executive, as a severance payment, 100% of the Executive's Monthly Salary (as defined below), less required withholding. Such amounts shall be payable periodically in accordance with the Company's customary payroll practices. Promptly after the six month anniversary of the Severance Period and promptly following each successive six month period during the Severance Period, the Executive shall reimburse the Company for any amounts (excluding investment income) earned or received by the Executive during the Severance Period and reportable as earnings on Form W-2 or Form 1099 (the "Supplementary Income"). Notwithstanding the foregoing, the Executive shall not be obligated to reimburse the Company for any amounts in excess of the aggregate amount paid by the Company to the Executive during the Severance Period. For purposes hereof, "Monthly Salary" shall mean the Executive's annual base salary immediately prior to the Date of Termination (except if the termination is due to a reduction in salary, then the annual base salary in effect immediately prior to the decrease in annual base salary) divided by twelve (12).

(3)	A bonus, equal to the average of the Annual Performance Bonuses earned by the Executive in each of the two (2) years prior to his termination of employment.

(4)	The Executive may continue to participate in the Company's group health, life and dental plans during the Severance Period at the same cost to him as in effect prior to his termination of employment.

(5)	Notwithstanding anything to the contrary herein, in the event that the Executive materially breaches Sections 6, 7, 8 or 9 of this Agreement, the Company's obligations under subsections (2) through (5) above shall cease in their entirety.

(c)	Termination by the Company for Cause. The Company shall have the right to terminate the Executive's employment effective immediately for any of the following reasons (each of which is referred to herein as "Cause") by giving the Executive written notice which specifically identifies the Cause in reasonable detail:

(1)	the breach of this Agreement, which breach is not cured within thirty (30) days after receipt of written notice from the Company;

(2)	any act of willful disloyalty, dishonesty, or breach of fiduciary duty with respect to any aspect of the Company's or any affiliate's business;

(3)	any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known by the Executive or contained in a policy and procedure manual provided to the Executive which results in material loss, damage or injury to the Company;

(4)	the breach of any provision of Sections 6, 7, 8 or 9 of this Agreement; or

(5)	conviction of a felony.

                If the Executive's employment is terminated by the Company pursuant to this Section 5(c), then (i) the Company shall have no further obligations hereunder accruing from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity; and (ii) any unvested options granted hereunder shall immediately expire. Notwithstanding the foregoing, the Company shall pay to the Executive on the effective termination date any and all amounts then owed to the Executive, including all accrued salary, vacation pay, other benefits and any applicable portion of the Annual Performance Bonus.

(d)	Termination by the Executive. The Executive may terminate this Agreement at any time upon thirty (30) days prior written notice to the Company. The Board of Directors of the Company may, in such event, elect to waive the period of notice, or any portion thereof, in which event the Executive's date of termination shall be that date within the thirty (30) day notice period determined by the Board. Upon termination of this Agreement by the Executive for any reason other than a breach of this Agreement by the Company, or the occurrence of a Deemed Termination Event under Subsection 5(b) hereof: (i) the Company shall have no further obligations hereunder accruing from and after the effective date of termination; and (ii) any unvested options granted to the Executive shall immediately expire. Notwithstanding the foregoing, the Company shall pay to the Executive on the effective termination date any and all amounts then owed to the Executive, including all accrued salary, vacation pay, other benefits and any earned portion of the Annual Performance Bonus.

Section 6.       Confidential Information

(a)	While employed by the Company and thereafter, the Executive shall not, directly or indirectly, disclose to anyone outside of the Company any Confidential Information (as hereinafter defined) or use any Confidential Information other than pursuant to Employee's employment by, and for the benefit of, the Company.

(b)	The term "Confidential Information," as used throughout this Agreement, means all data or information not generally known outside of the Company whether prepared or developed by or for the Company or received by the Company from an outside source. Without limiting the scope of this definition, Confidential Information includes any trade secrets, any technical data, design, pattern, formula, computer program, source code, object code, algorithm, manual, product specification, systems, methods, processes or plan for a new or revised product; and any business, marketing, financial, or sales record, data, plan, or survey; and any other record or information relating to the present or future business or products of the Company. All Confidential Information and copies thereof are the sole property of the Company.

Section 7.       Noncompetition and Nonsolicitation

                (a)       During the term of this Agreement and for a period of twelve (12) months following termination of the Executive's employment, however caused, the Executive shall not, without prior written consent of the Company:

(1)	For himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or other associate in any manner with, engage in or have a financial have any interest in any business which is directly or indirectly competitive with the business of the Company, except that nothing contained herein shall preclude the Executive from purchasing or owning stock in any such business if such stock is publicly traded and provided that the Executive's holdings do not exceed three percent (3%) of the issued and outstanding capital stock of such business.

(2)	Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services).

(3)	Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any parent or affiliate of the Company to leave the services of the Company or any parent or affiliate for any reason.

                (b)       For purposes of this Section 7, a business will be deemed to be competitive with the Company if it is engaged in a business substantially similar, in whole or in part, to the business conducted or planned to be conducted by the Company during the term of this Agreement.

Section 8.       Ownership of Ideas, Copyrights and Patents.

                (a)       The Executive agrees that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, processes and formulae (all of the foregoing being hereinafter referred to as "the inventions") which may be used in the business of the Company, whether patentable, copyrightable or not, which the Executive may conceive or develop during his employment with the Company, alone or in conjunction with another or others, whether during or out of regular business hours, and whether at the request or upon the suggestion of the Company or otherwise, shall be the sole and exclusive property of the Company, and that the Executive shall not publish any of the inventions without the prior written consent of the Company. The Executive hereby assigns to the Company all of his right, title and interest in and to all of the foregoing.

                (b)       The Executive further represents and agrees that he will use his best efforts to prevent any inventions from violating or infringing upon any other right, patent, copyright, trademark or right of privacy, or constituting libel or slander against, or violating any other right of, any person, firm or corporation.

                (c)       The Executive agrees that he will fully cooperate with the Company, its attorneys and agents, at any time during or after his employment, in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights in the United States and in any and all other countries on such inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal so issued to the Executive personally, shall be assigned by the Executive to the Company.

Section 9.       Disclosure of Covenants and Return of Records.

                (a)       The Executive agrees that he will provide, and that the Company may in its discretion similarly provide, a copy of the covenants contained in Sections 6, 7, and 8 of this Agreement to any business or enterprise which the Executive may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or with which the Executive may be connected as an officer, director, employee, partner, principal agent, representative, consultant or otherwise.

                (b)       Upon termination of the Executive's employment with the Company, the Executive shall deliver to the Company any property of the Company which may be in the Executive's possession, including, without limitation, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

Section 10.     Conflicting Agreements.

                The Executive hereby warrants and covenants that his employment by the Company will not result in a breach of the terms, conditions or provisions of any agreement to which the Executive is subject, and that he has not made and will not make any agreements in conflict with this Agreement.

Section 11.      Successors and Assigns.

                This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, except that the Executive may not assign any of his rights or obligations under this Agreement and the Company may not assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

Section 12.      Severability.

                Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 13.      Notice.

                Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by facsimile transmission or sent by reputable overnight courier service, to the recipient at the address indicated below:

To the Company:	Cyberkinetics, Inc.
100 Foxborough Boulevard, Suite 240
Foxborough, MA 02035
Facsimile: 508-549-9985

To the Executive:	Timothy R. Surgenor
201 Claybrook Road
Dover, MA 02030
Facsimile: ________________________________________________

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five days after so mailed.

Section 14.      Amendments and Waivers.

                Any provision of this Agreement may be amended or waived only with the prior written consent of the Executive and a majority of the Compensation Committee of the Board of Directors of the Company. Notwithstanding the foregoing, the failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 15.      Entire Agreement.

                This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain letter agreement between the parties dated, October 4, 2002. Notwithstanding the foregoing, that certain Option Certificate No. 2002 ISO – 031, dated January 24, 2003 shall remain in full force and effect, as amended by Section Section 4(e) hereof.

Section 16.      Governing Law.

                All questions concerning the construction, validity and interpretation of this agreement will be governed by the internal law, and not the law of conflicts, of the Commonwealth of Massachusetts.

Section 17.      Remedies.

                Each of the parties to this Agreement will be entitled to enforce his or its rights under this Agreement specifically, to recover damages (including, without limitation, reasonable fees and expenses of counsel) by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in his or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Section 18.      Captions.

                The captions set forth in this Agreement are for convenience only, and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

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                In witness whereof, the parties have signed, sealed and delivered this Agreement as of the date first above written.

CYBERKINETICS, INC.

By:

Name:
Title:

EXECUTIVE:

Timothy R. Surgenor

SCHEDULE 1
TO
EMPLOYMENT AGREEMENT

ANNUAL PERFORMANCE BONUS CRITERIA